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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   Form N-8A

                          NOTIFICATION OF REGISTRATION
                        PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:
       Prudential Core Investment Fund

Address of Principal Business Office (No. & Street, City, State, Zip Code):
       Gateway Center Three, 100 Mulberry Street, Newark, New Jersey 07102-4077

Telephone Number (including area code):
       (973) 367-3028

Name and address of agent for service of process:
       Robert C. Rosselot, Esq.
       Gateway Center Three, 100 Mulberry Street, 4/th/ Floor
       Newark, New Jersey 07102-4077

Check Appropriate Box:
     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                                          YES [X ]  NO [  ]

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Newark and State of New Jersey on the 26/th/ day of June, 2000.

                                    Prudential Core Investment Fund

                                    /s/ John R. Strangfeld, Jr.
                                    ---------------------------
[Seal]                              John R. Strangfeld, Jr.
                                    President

Attest:   /s/ Robert C. Rosselot
          ----------------------
          Robert C. Rosselot
          Secretary